Exhibit 99.1

Contacts: Sitrick and Company Brenda Adrian Tom Becker 212.573.6100 Vertis Communications Grace Platon 800.365.8957

VERTIS COMMUNICATIONS FILES

PREPACKAGED PLAN OF REORGANIZATION

•      Plan Approved by Vertis Noteholders

•      Plan Will Implement Vertis Merger with American Color Graphics

•      Debt of Combined Company to be Reduced by Approximately $1 Billion

•      Operations to Continue Uninterrupted and Allowed Claims of Trade Creditors

Expected to be Paid in Full

BALTIMORE (July 15, 2008) – Vertis Communications (“Vertis”) today announced that as a result of the strong support received for its prepackaged plan of reorganization (the “Plan”), the company instituted the second phase of its strategy and commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code to seek confirmation of the Plan.  Once the Plan becomes effective, Vertis will consummate its previously announced merger with American Color Graphics.

One hunderd percent in dollar amount and 100 percent in number of holders of Vertis’ 9.75 percent Senior Secured Second Lien Notes due 2009, 98.6 percent in dollar amount and 98.3 percent in number of holders of Vertis’ 10.875 percent Senior Notes due 2009 and 100 percent in dollar amount and 100 percent in number of holders of Vertis’ 13.5 percent Senior Subordinated Notes due 2009 (collectively, the “Vertis Notes”) that voted on the Vertis Plan voted to approve the Plan.

“Today’s actions are a result of the noteholders’ continuing strong support of our merger with American Color Graphics and financial restructuring plan,” said Mike DuBose, chairman and CEO of Vertis. “The restructuring under the Plan will allow the company to dramatically reduce debt and interest cost, complete its reorganization and merger in just a few short months, and refocus investments into the business.”

DuBose added, “Building on the operational improvements initiated 18 months ago, this financial restructuring and merger is the next step in our turnaround strategy, which has gained tremendous support from stakeholders, employees, customers and vendor partners. The strong support of this plan should facilitate completing the restructuring and merger by late summer so we can immediately begin the implementation of our integration plans with American Color Graphics, allowing us to further leverage our combined best-in-class products, services and employees.”

Vertis anticipates it will receive court authority to pay employee wages and benefits without interruption and continue to pay trade creditors and suppliers in the ordinary course of business. The Chapter 11 reorganization is expected to conclude in 60 days.

The focal point of the Plan is the agreement between Vertis and American Color Graphics, two of the largest printing and premedia companies in North America, to merge American Color’s operations into Vertis’ nationwide marketing and printing services platform. The merger will allow both companies to enrich their core manufacturing capabilities relevant to the production of advertising inserts and newspaper products. It will also enable them to make available an unprecedented scope of premedia and workflow solutions to their customers.

In conjunction with the prepackaged Chapter 11 cases, Vertis has obtained $380 million in debtor-in-possession financing from GE Commercial Finance.  The DIP financing will provide the company with sufficient liquidity until the prepackaged plan is consummated.  Vertis has also obtained commitments for $650 million in exit financing, which will become effective upon consummation of the prepackaged plan and fund the combined company’s working capital needs.  The company anticipates that the exit financing will consist of a $250 million Senior Secured Revolving Credit exit facility with GE and a $400 million exit facility with Morgan Stanley Senior Funding, Inc.

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American Color Graphics also commenced voluntary Chapter 11 proceedings and filed its own prepackaged plan (the “ACG” Plan) after more than 99.9 percent in dollar amount and 95.3 percent in number of its 10 percent Senior Secured Second Lien Notes due 2010 that voted on the ACG plan voted to approve it.

These consensual financial restructurings will reduce the combined company’s debt obligations (including the off-balance sheet accounts receivable facility and approximately $248 million of Vertis Holdings Mezzanine Notes) by approximately $1 billion before transaction fees and expenses.  The noteholders of Vertis and American Color Graphics will exchange their bonds for an aggregate of $550 million in new notes and substantially all of the new equity in the merged company.

“The Plan filed today, once effective, should enable the new Vertis Communications to have a long and prosperous future,” DuBose noted. “It’s an exciting time for the company, our business partners, customers, suppliers and employees.”

Vertis filed its voluntary Chapter 11 petitions and plan in the U.S. Bankruptcy Court for the District of Delaware in Wilmington, as did American Color Graphics.  Information about the case can be found on http://www.vertisinc.com, “Vertis Reorganization,” and by calling 866.671.8107.

About American Color Graphics

American Color Graphics (“ACG”) is one of North America’s largest and most experienced full-service premedia and print companies, with eight print locations across the continent, a TMC facility, six regional premedia centers, photography studios nationwide and a growing roster of customer managed service sites. Expert in a full range of products such as retail, newspapers, direct mail, catalog, publication, packaging, book, comic, and commercial products, ACG has been an innovative industry leader for over 80 years. The company provides solutions and services such as asset management, photography, and digital workflow solutions that improve the effectiveness of advertising and drive revenues for their customers. For more information, visit www.americancolor.com.

About Vertis Communications

Vertis Communications is a premier provider of print advertising and direct marketing solutions to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using proprietary customer research, database targeting technologies, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Completion of the merger and consummation of the prepackaged plan are subject to the satisfaction of customary closing conditions and the receipt of necessary approvals, including approval by the Bankruptcy Court of the Chapter 11 plans referred to above.   Certain additional factors could affect the outcome of the matters described in this press release.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and/or the plan support agreements Vertis and American Color Graphics executed with certain stakeholders; (2) the outcome of any legal proceedings that may be instituted against the company and others; (3) the failure to satisfy other conditions to completion of the merger and/or consummation of the plans; (4) the failure of the company to obtain the financing necessary to consummate the merger and the plans; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announced transactions; (6) the ability to recognize the benefits of the merger, including any synergies that may result from the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the plan and the actual terms of certain financings that will be obtained for the merger; (8) certain events that may occur in the Chapter 11 cases, including the objections to any of the plans; and (9) the failure of any of the lenders to provide the financing contemplated by the commitment letters due to the failure of a closing condition or otherwise. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the company’s ability to control or predict.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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